EXHIBIT 99.1

Havertys Reports Earnings for Third Quarter 2017

Atlanta, Georgia, October 31, 2017 – HAVERTYS (NYSE:  HVT and HVT.A) reports earnings per share of $0.28 for the third quarter of 2017, compared to $0.34 for the third quarter in 2016.  The earnings per share for the nine months ended September 30, 2017 is $0.84, compared to $0.79 for the same period of 2016.
Clarence H. Smith, chairman, president and chief executive officer, said, "The third quarter was a challenging period for Havertys as well as others in our industry. Our earnings reflect the previously released softer sales results that were impacted by Hurricane Irma. We achieved increased profit margins, with pricing discipline, quality control, and operational focus, even as ocean freight rates increased. The lower sales results made it difficult to leverage fixed costs and discretionary expenses which were well controlled.
"We look forward to the remainder of 2017 and the seasonally strongest sales events of the year. We remain passionate about serving the on-trend furniture customer and confident in our ability to innovate and grow our business, despite strains from the current housing and competitive landscape.
"The expansion of our western distribution facility in Coppell, Texas began in September and, in mid-October, we opened a replacement store in the heart of the best retail shopping area in Columbia, South Carolina.  These investments are part of our strategic growth and store rationalization plan. We continue to generate strong cash flow and in August increased the quarterly dividend 25% to our common stockholders.  We remain committed to improving our business, maintaining strong cash flow, and returning value to our stockholders."

Financial Highlights
Third Quarter 2017 Compared to Third Quarter 2016
•	As previously announced, net sales decreased 1.9% to $207.6 million. Comparable store sales were down 2.9%.
•
Total written sales were down 3.5% and written comparable store sales decreased 4.2%. During September 2017, 55 stores were closed for one or more days due to Hurricane Irma.  The negative impact on third quarter total written sales and written comparable store sales because of these closures is estimated at 1.2%.

•	Hurricane Irma caused only minor property damage but caused us to halt deliveries and close two distribution centers and our corporate offices.
•	Average written ticket was up 0.5% and custom upholstery written business increased 2.6%.
•
Gross profit margins increased 20 basis points to 53.9%. Execution on pricing and product mix and reduced product markdowns offset the higher freight and negative LIFO impact. There was a $0.5 million increase in the LIFO reserve in 2017 versus a $0.7 million decrease in 2016, a negative change of $1.2 million or 59 basis points.

NEWS RELEASE – OCTOBER 31, 2017

•
SG&A costs as a percent of sales were 49.2% in 2017 and 48.1% in 2016. Total SG&A dollars was relatively flat for the periods. The planned increases in advertising and marketing of $2.1 million and higher occupancy costs of $1.0 million due to greater depreciation and other store costs in 2017 were offset by $1.4 million lower administrative expenses for incentive compensation and health benefit costs and reduced warehouse and delivery expenses of $1.1 million.

•	Other income includes a $0.4 million gain from insurance recovery related to our Wichita, Kansas and Lubbock, Texas locations in 2017 and $0.5 million for Lubbock in 2016.
Nine Months ended September 30, 2017 Compared to Same Period of 2016
•	Net sales increased 0.7% to $604.9 million. Comparable store sales were down 0.6%.
•	Average written ticket increased 2.0% and custom upholstery written business was up 4.0%.
•	Gross profit margins were 54.3% versus 53.6% as a percent of sales. The LIFO reserve year-over-year negative change was $1.3 million or 21 basis points.
•
SG&A costs as a percent of sales were 49.5% for 2017 versus 49.1% for 2016. Total SG&A dollars increased $4.5 million primarily due to rising occupancy costs of $2.9 million and greater advertising and marketing spending of $2.0 million partly offset by a $1.0 million reduction in administrative costs.

•	Other income includes a $1.5 million gain from insurance recovery in 2017 and $2.5 million in 2016.
Expectations and Other
•
Total written sales for the fourth quarter to date of 2017 are up approximately 0.4% over the same period last year and written comparable store sales are down 0.7%. Total delivered sales for the fourth quarter to date of 2017 are down 2.9% and comparable store sales decreased 3.7% over the same period last year.

•	We expect that gross profit margins for the full year 2017 will be approximately 54.2%.
•
Our estimate for fixed and discretionary type SG&A expenses for 2017 is $257.0 million compared to $249.9 million for these same costs in 2016. This is a change from our previous estimate of $259.0 primarily from reductions in group medical insurance and incentive compensation. The variable type costs within SG&A for the full year of 2017 are expected to be 18.2% percent of sales, the same rate in 2016.

•	We opened a new store in Columbia, South Carolina in mid-October and closed a location in Birmingham, Alabama.
•	We expect to increase standard selling square footage approximately 0.3% in 2017. Total capital expenditures are estimated to be approximately $28.0 million in 2017 and $18.0 million in 2018.

NEWS RELEASE – OCTOBER 31, 2017

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
(In thousands, except per share data – Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Net Sales	$207,647	$211,690	$604,904	$600,976
Cost of goods sold	95,632	97,953	276,175	278,660
Gross Profit	112,015	113,737	328,729	322,316
Credit service charges	38	54	126	173
Gross profit and other revenue	112,053	113,791	328,855	322.489

Expenses:
Selling, general and administrative	102,099	101,745	299,310	294,809
Provision for doubtful accounts	18	70	181	286
Other (income) expense, net	(276)	(705)	(1,430)	(2,799)
Total expenses	101,841	101,110	298,061	292,296

Income before interest and income taxes	10,212	12,681	30,794	30,193
Interest expense, net	493	556	1,641	1,719

Income before income taxes	9,719	12,125	29,153	28,474
Income tax expense	3,736	4,759	10,999	11,065
Net income	$5,983	$7,366	$18,154	$17,409

Other comprehensive income
Adjustments related to retirement plan; net of tax expense of $9 and $27 in 2017 and $12 and $34 in 2016	$13	$18	$40	$56

Comprehensive income	$5,996	$7,384	$18,194	$17,465

Basic earnings per share:
Common Stock	$0.28	$0.35	$0.86	$0.81
Class A Common Stock	$0.27	$0.33	$0.82	$0.77

Diluted earnings per share:
Common Stock	$0.28	$0.34	$0.84	$0.79
Class A Common Stock	$0.27	$0.33	$0.81	$0.76

Basic weighted average shares outstanding:
Common Stock	19,421	19,083	19,365	19,615
Class A Common Stock	1,798	2,021	1,804	2,026

Diluted weighted average shares outstanding:
Common Stock	21,610	21,436	21,582	21,972
Class A Common Stock	1,798	2,021	1,804	2,026

Cash dividends per share:
Common Stock	$0.1500	$0.1200	$0.3900	$0.3200
Class A Common Stock	$0.1425	$0.1125	$0.3675	$0.3025

NEWS RELEASE – OCTOBER 31, 2017

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands – Unaudited)

	September 30, 2017	December 31, 2016	September 30, 2016
	(Unaudited)		(Unaudited)

ASSETS
Current assets
Cash and cash equivalents	$86,903	$63,481	$75,567
Restricted cash and cash equivalents	8,089	8,034	8,025
Accounts receivable	2,706	4,244	4,478
Inventories	99,664	102,020	99,075
Prepaid expenses	8,910	8,836	9,019
Other current assets	6,973	7,500	6,409
Total current assets	213,245	194,115	202,573

Accounts receivable, long-term	311	462	509
Property and equipment	226,693	233,667	237,197
Deferred income taxes	21,339	18,376	20,241
Other assets	8,611	7,885	7,976
Total assets	$470,199	$454,505	$468,496

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$26,550	$25,662	$24,085
Customer deposits	29,454	24,923	30,454
Accrued liabilities	38,418	41,904	38,381
Current portion of lease obligations	3,733	3,461	3,389
Total current liabilities	98,155	95,950	96,309

Lease obligations, less current portion	51,523	52,013	52,915
Other liabilities	26,549	24,671	25,635
Total liabilities	176,227	172,634	174,859

Stockholders' equity	293,972	281,871	293,637
Total liabilities and stockholders' equity	$470,199	$454,505	$468,496

NEWS RELEASE – OCTOBER 31, 2017

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands – Unaudited)

	Nine Months Ended September 30,
	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$18,154	$17,409
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,819	21,472
Stock-based compensation expense	3,045	2,992
Deferred income taxes	(2,990)	(3,030)
Gain on insurance recovery	(1,531)	(2,460)
Proceeds from insurance recovery	916	2,327
Provision for doubtful accounts	181	286
Other	626	450
Changes in operating assets and liabilities:
Accounts receivable	1,508	1,330
Inventories	2,356	9,821
Customer deposits	4,531	9,418
Other assets and liabilities	1,977	(5,176)
Accounts payable and accrued liabilities	(2,844)	(7,603)
Net cash provided by operating activities	48,748	47,236

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(15,394)	(25,292)
Maturities of investments	-	12,000
Proceeds from insurance recovery for destroyed property and equipment	1,045	2,312
Other	28	(3)
Net cash used in investing activities	(14,321)	(10,983)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on lease obligations	(2,577)	(2,295)
Taxes on vested restricted shares	(1,555)	(883)
Dividends paid	(8,223)	(6,885)
Common stock purchased	-	(21,282)
Construction allowance receipts	1,350	-
Net cash used in financing activities	(11,005)	(31,345)

Increase in cash and cash equivalents during the period	23,422	4,908

Cash and cash equivalents at beginning of period	63,481	70,659

Cash and cash equivalent at end of period	$86,903	$75,567

NEWS RELEASE – OCTOBER 31, 2017

SG&A Expense Classification
We classify our SG&A expenses as either variable or fixed and discretionary.  Our variable expenses are comprised of selling and delivery costs.  Selling expenses are primarily compensation and related benefits for our commission based sales associates, the discount we pay for third party financing of customer sales and transaction fees for credit card usage.  We do not outsource delivery so these costs include personnel, fuel, and other expenses related to this function.  Fixed and discretionary expenses are comprised of rent, depreciation and amortization and other occupancy costs for stores, warehouses and offices, and all advertising and administrative costs.
Conference Call Information
The company invites interested parties to listen to the live audiocast of the conference call on Wednesday, November 1, 2017 at its website, havertys.com under the investor relations section.  If you cannot listen live, a replay will be available on the day of the conference call at the website or via telephone at approximately 1:00 p.m. ET through Wednesday, November 8, 2017.  The number to access the telephone playback is 1-888-203-1112 (access code:  2246359).
Safe Harbor
This press release includes statements that constitute forward-looking statements within the meaning of the federal securities laws.  Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Forward-looking statements may relate to, for example, future operations, financial condition, economic performance (including gross profit margins and expenses), capital expenditures, and demand for our products.  The Company cautions that its forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information, you are cautioned not to place undue reliance on our forward-looking statements.  Actual results or events may differ materially from those indicated as a result of various important factors.  Such factors may include, among other things, the state of the economy; state of the residential construction and housing markets; the consumer spending environment for big ticket items; effects of competition; management of relationships with our suppliers and vendors and disruptions in their operations; new regulations or taxation plans, as well as other risks and uncertainties discussed in the Company's Annual Report on Form 10-K and from time to time in the Company's filings with the SEC.
About Havertys
Havertys (NYSE:  HVT and HVT.A), established in 1885, is a full-service home furnishing retailer with 125 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper middle price ranges.  Additional information is available on the company's website, havertys.com.

NEWS RELEASE – OCTOBER 31, 2017

News releases include forward-looking statements, which are subject to risks and uncertainties.  Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the company's reports filed with the SEC.
Contact:
Havertys (404) 443-2900
Richard B. Hare
EVP & CFO
Jenny Hill Parker
SVP, Finance, Secretary and Treasurer

SOURCE:  Havertys